Exhibit 99.2

Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Benjamin Porten – Vice President-Business Development & Investor Relations, Kura Sushi USA, Inc.

Hajime Jimmy Uba – Chairman, President & Chief Executive Officer, Kura Sushi USA, Inc.

Steven H. Benrubi – Chief Financial Officer, Kura Sushi USA, Inc.

Other Participants

Andrew Strelzik – Analyst, BMO Capital Markets Corp.

Jeremy Scott Hamblin – Analyst, Craig-Hallum Capital Group LLC

Matthew Curtis – Analyst, William Blair & Co. LLC

George Arthur Kelly – Analyst, ROTH Capital Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Kura Sushi USA, Inc. Fiscal Fourth Quarter 2021 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode, and the lines will be open for your questions following the presentation. Please note that this call is being recorded. On the call today, we have Jimmy Uba, President and Chief Executive Officer; Steve Benrubi, Chief Financial Officer; and Benjamin Porten, Vice President of Investor Relations and Business Development.

And now, I would like to turn the call over to Mr. Porten.

Benjamin Porten, Vice President-Business Development & Investor Relations, Kura Sushi USA, Inc.

Thank you, operator. Good afternoon, everyone, and thank you all for joining. By now, everyone should have access to our fiscal fourth quarter 2021 earnings release. It can be found at www.kurasushi.com in the Investor Relations section.

Before we begin our formal remarks, I need to remind everyone that part of our discussions today will include forward-looking statement as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, and therefore, you should not put undue reliance on them. These statements are also subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. We refer all of you to our SEC filings for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Also during today’s call, we will discuss certain non-GAAP measures, which we believe can be useful in evaluating our performance. The presentation of this additional information should not be considered in isolation, nor as a substitute for results prepared in accordance with GAAP, and the reconciliations to comparable GAAP measures are available in our earnings release.

With that out of the way, I would like to turn the call over to Jimmy.

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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Hajime Jimmy Uba, Chairman, President & Chief Executive Officer, Kura Sushi USA, Inc.

Thank you, Ben, and thank you everyone for joining us today. I’m delighted to see the continued momentum in our business recovery despite the challenges presented by COVID and its variants. On a high level, we generated meaningful top line growth during our fiscal fourth quarter, including comparable sales growth of 4.9% versus pre-pandemic fiscal 2019 figure.

We believe this is a testament to the strong connection our guests feel to our brand, whether they are returning guests excited for their favorite menu items or new guests that are amazed by the uniqueness of the Kura experience. Moreover, we delivered sequential improvement in profitability over the previous quarter, resulting in restaurant-level operating profit margins of over 16%, strongly narrowing the gap to our pre-pandemic performance.

Let me provide more color on our sales performance. We began the quarter with operating restrictions limiting our California restaurants to 50% indoor dining capacity for the first two weeks of June. As the California market contains half of our system base, these restrictions were a meaningful revenue headwind. However, I’m pleased to say that we overcame this initial setback with fourth quarter revenue of $27.9 million, an increase of over 50% as compared to the previous quarter revenue of $18.5 million.

In our previous earnings call, we mentioned that our June system-wide comps following the end of the capacity restrictions exceeded those of fiscal 2019. This continued through the quarter, ending with system-wide comps [ph] of total (00:03:40) 4.9% as compared to pre-pandemic fiscal 2019 figures. Our Texas markets in particular, which had no operating restrictions during Q4, performed phenomenally with comps of 17.2% as compared to fiscal 2019.

As we look to fiscal 2022, we are [indiscernible] (00:04:04) strong momentum continue. While Q4 has historically been our stronger quarter, September sales remained very robust at $9.6 million as compared to August revenue of $9.9 million. This strength continued in October with sales increasing further to $10.2 million. Through the first two months of Q1 of fiscal 2022, we generated comps of 22.2% as compared to fiscal 2019, with key markets of California up 13.6% and Texas up 31.6%, buoyed by the benefit of an additional weekend in October 2021.

The strong sales we’ve seen throughout Q4 and onward are particularly notable for two reasons. The first would be that we’ve seen minimal deceleration in sales in spite of the resurgence of COVID with the Delta variant beginning in August. The second is that, in an effort to offset inflation, we took high single-digit pricing at the start of September, making it the single largest operating event in our corporate history. To be clear, we have seen [indiscernible] (00:05:28) no consumer pushback or pressure on profit as a result.

In fact, we’ve seen guests saying that, even after this pricing, Kura remains an excellent value. Even now our prices remain substantially below those of many peers in the sushi industry, and we continue to reinvest our operational efficiencies into our premium ingredients for an unbeatable value on a dollar-to-dollar basis. I was proud to see that our customers recognize that our brand goes beyond our unique dining experience and that the food that we serve is truly an excellent value.

Now, I would like to discuss off-premises, which continue to represent incremental sales opportunity. In spite of the opening of our entire system with the full Kura experience, our Q4 off-premises revenue held strong at $1.4 million as compared to the previous quarter’s off-premises revenue of $1.8 million. Our fourth quarter off-premises mix of 5% was lower than Q3’s 10% mix, but this is largely due to greater sales overall in Q4 driven by increased seating capacity in California. We continue to expect an off-premises mix of mid single-digits going forward.

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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Like our restaurant industry peers, hiring and retention is top of mind for us. I’m proud of the efforts made by our operations and recruiting teams especially upon the June 15 [ph] removal (00:07:11) of indoor dining capacity restrictions in California. With half of our system in California, moving from 50% capacity to 100% capacity required increasing our workforce at unprecedented speed. Due to the [ph] long backlog (00:07:29) effort by our operations and recruiting teams, we were able to be almost completely fully staffed in time for the capacity expansion, setting us up for the sales recovery we saw throughout the quarter.

Of course, we’ve hardly been resting on our laurels [ph] since this major push (00:07:49). Earlier through the pandemic, although employee turnover rates were a point of pride and we are making every effort to return to our pre-pandemic figures. As simple as it sounds, we believe the key to employee retention is being a place where people want to work. To this end, we are fundamentally reevaluating our training protocols and working on systematic transparent path for career advancement. This project will be critical to our continued success. As we continue our rapid growth, we need our employees to grow alongside us.

The strongest store management [ph] pipelines (00:08:31) are those that are built on our internal candidates and we want employees to know there are meaningful long-term opportunities for everyone with clear guidance on working towards them. To bolster this effort, we are pleased to announce the hiring of Arlene Petokas as our Chief People Officer, who joined us in October. Arlene has had an extensive career in the restaurant industry, working with brands like Del Taco, CKE and most recently at Farmer Boys, where she served as their Chief People Officer. We are sure we will benefit tremendously from Arlene’s expertise, especially as we navigate our growth through a changing landscape in the hospitality industry.

Technological innovation and automation have been major point of focus in our industry since the pandemic, and we are fortunate that these very things have been part of the DNA of our company since its founding in Japan almost 40 years ago. Introducing technological efficiencies has been fundamental to our business, and the pandemic has brought about its importance to the forefront. With redoubled efforts during the last fiscal year, we created our off-premises channel and the new mobile app that integrates our Rewards Program and implemented new technologies like [indiscernible] (00:10:00) and Forum Analytics.

These investments in technology continue to be key to our strategy. Our pilot programs including table-side payment and table-side drink ordering continue to expand, and we hired our first IT Director to accelerate our projects. Other steps include adopting Square for all credit card processing, which will give us unprecedented level of [indiscernible] (00:10:32) transaction will now be captured by Square. Our Rewards Program growth momentum continued in Q4 with membership growth of over 65% over the quarter for a total of 240,000 members at the end of fiscal year 2021.

We will also implement additional proven kitchen technologies used by our parent company, pending ETL and NSF certification for commercial use. On the development front, 2021 was the most productive year in the history of the company. [ph] We closed our development plan (00:11:13) with our June opening in Bellevue, Washington for a total of seven new units, representing almost 30% unit growth and bringing our system total to 32 units. Our development team did exceptional work, and we believe the fiscal 2021 vintage may be one of our strongest [indiscernible] (00:11:36) yet.

In fact, Bellevue and Fort Lee are already among our top three performing restaurants. Most of these openings in new markets underscores the broad appeal of Kura Sushi and the portability of our concept. In terms of our plans for the current fiscal year, we expect that we will have an even busier year than 2021 with a target of 8 to 10 new restaurant openings. We have been extremely pleased with the performance of our first new unit in fiscal 2022, Stonestown Galleria in San

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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Francisco, which opened in October. Besides Stonestown, we have executed leases for [ph] seven units, four of which were (00:12:22) under construction.

Our geographic strategy continues to be a mix of new markets and infills. Brand-new markets this fiscal year are Arizona, Massachusetts and Pennsylvania. We continue to believe our whitespace potential is larger than ever due to pandemic-driven restaurant closures, particularly the closures of Japanese restaurants, and we’ll commission our new whitespace study once COVID is finally behind us. We are thrilled with our growth momentum and are excited to bring the Kura experience to new guests across America.

The past year was the most difficult year in recent memory of our industry [indiscernible] (00:13:08) as well. However, we were fortunate to have the financial support of our parent company through their $45 million revolving credit facility, which allowed us to [ph] pass the (00:13:21) strategic decisions for our long-term success. As I mentioned earlier, ongoing CapEx investments resulting in our busiest development year ever will give additional units, positioning us to recover so much more quickly as we exit the pandemic.

As the revolver provided financial strength, we were able to focus our negotiations with landlords on long-term favorability, including lease extensions on several of our most profitable units. The pandemic has been a transformative period whether we are discussing new revenue opportunities like off-premises or just how much we’ve been able to deepen our bench, where we’ve been fortunate to welcome our new CFO, new COO, our first CDO and our first CPO.

In July, we conducted a follow-on offering with net proceeds of over $53 million through the sale of 1,265,000 Class A shares. Again, I would like to thank all of my team members for their incredible work, as well as our parent for their financial support and strategic freedom [ph] that we were (00:14:38) provided, which resulted in a transaction that exceeded our expectations. With this raise, we have abundant capital to continue our aggressive plans, and I’m more excited than ever about our future.

With that, let me turn the call over to Steve to briefly discuss our financial results and liquidity. Steve?

Steven H. Benrubi, Chief Financial Officer, Kura Sushi USA, Inc.

Thank you, Jimmy. For the fiscal fourth quarter, total sales were $27.9 million as compared to $5.5 million in the past year period. We believe measurement of comp sales growth is most relevant versus the pre-COVID period of 2019. On that basis, comp sales grew by 4.9%, with California down by 6.8%, largely due to the early June capacity restrictions, while our Texas market increased by 17.2%.

Turning to costs, food and beverage costs as a percentage of sales were 30.8% compared to 33.3% in the prior year quarter, reflecting largely normalized performance as sales volume improved and inventory spoilage decreased. Labor and related costs as a percentage of sales decreased to 29.9% from 60.3% in the prior year quarter, primarily due to higher sales leverage and a $1.2 million employee retention credit recognized under the CARES Act extension.

Excluding the credit, labor and related costs would have been 34.3%. The decrease as a percentage of sales from the prior year quarter was primarily due to the effect of lower sales and minimum staffing needed to operate our restaurants at reduced capacities in the fourth quarter of 2020. Occupancy and related expenses as a percentage of sales improved to 6.8% from 30.6% in the prior year quarter, primarily due to higher sales leverage. Other costs as a percentage of sales decreased to 12.9% compared to 26.8% in the prior year quarter also due to higher sales leverage.

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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General and administrative expenses were $5 million compared to $3.1 million in the fourth quarter last year. Excluding the impact of an $800,000 litigation accrual, general and administrative expenses would have been $4.2 million. This increase was primarily due to compensation-related expenses, as we made additions to our team to support our accelerated growth plans. As a percentage of sales, adjusted general and administrative expenses improved to 15.2% compared to 55.5% in the prior year quarter.

Operating loss was $800,000 compared to an operating loss of $6.8 million in the fourth quarter of 2020. Restaurant-level operating profit as a percentage of sales was 16.4% compared to restaurant-level operating loss as a percentage of sales of 41.6% in the fourth quarter of 2020. Adjusted EBITDA was $600,000 compared to a negative $5.4 million in the fourth quarter of 2020.

Income tax expense was $18,000 compared to an income tax benefit of $5,000 in the fourth quarter of 2020. And net loss was $800,000 or $0.09 per diluted share, compared to net loss of $6.8 million or $0.82 per diluted share in the fourth quarter of 2020. Adjusted net loss was $1.4 million or $0.15 per diluted share, compared to adjusted net loss of $7 million or $0.84 per diluted share in the fourth quarter of 2020.

Turning now to our cash and liquidity, at the end of the fiscal fourth quarter, we had $40.4 million in cash and cash equivalents and no debt, as we paid down our outstanding balance of $17 million on our revolver during the quarter. During our fiscal fourth quarter, we also successfully completed our follow-on offering of 1,265,000 shares of our Class A common stock for net proceeds of approximately $53.5 million. The cash not only allowed us to pay down debt on our revolver, but also provides us with the capital needed to execute on our fiscal 2022 growth plans and perhaps beyond.

Turning to our annual outlook for this fiscal year, we are providing the following guidance. We expect total sales between $130 million and $140 million. We expect general and administrative expenses as a percentage of sales of approximately 17%, and we expect the opening of 8 to 10 new units with net capital expenditures per unit of $2.1 million. It bears mentioning that these expectations assume that we experience no further operating restrictions or material downturns in the pandemic situation.

Our expectations are based on the recent results that we have seen in the fourth quarter of fiscal 2021, as well as our performance to-date in the current first quarter of fiscal 2022. And while we believe the above expectations are appropriate given our current operating environment, the restaurant industry remains highly vulnerable to COVID-related volatility.

Now, I’ll turn the call back to Jimmy.

Hajime Jimmy Uba, Chairman, President & Chief Executive Officer, Kura Sushi USA, Inc.

This concludes our prepared remarks. We are now happy to answer any questions you have. Operator, please open the line for questions. As a reminder, during the Q&A session, I may answer in Japanese before my response is translated into English. Please bear with us.

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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QUESTION AND ANSWER SECTION

Operator:  Thank you. And at this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Andrew Strelzik with BMO. Please proceed with your questions.

<Q – Andrew Strelzik – BMO Capital Markets Corp.>: All right, great. Good afternoon, everyone. Thanks for taking the question and congratulations on – certainly on the momentum that you’re seeing in the business. Where I wanted to start was trying to understand – or put in context the pricing that you’re talking about, having taken relative to the inflation that you’re expecting or that you’re seeing. So, across commodities or wages, what are you expecting for 2022 and how much does the high single-digits cover?

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Thank you for your question, Andrew. Before we answer your question, I would like to make a quick correction to our prepared remarks. We have nine executed leases, not seven. So, nine executed leases besides Stonestown. I just want to make sure with you guys before we answer your question.

<Q – Andrew Strelzik – BMO Capital Markets Corp.>: [indiscernible] (00:22:16).

<A – Jimmy Uba – Kura Sushi USA, Inc.>: And Steve [indiscernible] (00:22:18) question.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Sure. I’ll speak a little bit to the pricing, and Jimmy, give it over to you for further context. But just to reiterate, we made a, on average, high single-digit pricing increase move effective September 1. We took into account the competitive environment in every one of the metro areas we operate in, and we also disconnected a little bit some of our state-level pricing and looked at really on a more a market basis, where the Dallas market, let’s say, may merit or command a different pricing from Houston or Austin for instance. So, that was a change in approach for the company and also something that we think better reflects where we stand in the market. And we feel, as Jimmy noted, we’re still in a great value positioning nonetheless having taken that.

And we have been very encouraged in the first couple of months of Q1 about just how much that pricing has offset the inflationary pressures that have come primarily from food and labor. At the same time, we know there’s a lot of volatility still in both of those categories, as well as some supply chain challenges that we feel like we’re dealing with very well. But nonetheless, with the outlook still a little bit unclear as to where food and labor may go for the rest of the year, we’re not in a position yet where we’d want to get into too much detail about what we think the puts and takes are between the pricing and those costs. But we’ll say that early indications are positive. We’re pleased with how we’re getting the leveraging off of the sales with the increase that we took on September 1.

<Q – Andrew Strelzik – BMO Capital Markets Corp.>: Okay. That’s helpful. And then, in the press release and the prepared remarks, there was some conversation around the efficiencies that you’re realizing. And I’m just curious if you can kind of frame where you’re seeing the biggest benefits in particular, if there’s anything new that you’ve kind of unlocked going forward. Just a little more color around what you’re doing on that side would be fantastic.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Yeah. I’ll – maybe just to speak first a little bit, I think some of what we’re looking at – and this might add on to the conversation about labor costs – is we were very – we are very pleased with how well we’ve been able to respond with staffing in our restaurants, and frankly, think we’re not experiencing the degree of shortage or challenges that maybe some others in the space have been talking about. We have virtually full operational capabilities in our restaurants right now. But at the same time, it also means that we have a number of fairly new employees to the system and we are working through, I would say, some efficiencies

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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with new team members as we bring them up to speed on restaurant training. And then, of course, whenever new restaurants open, there’s a little bit of a learning curve that goes along with that. And from there, I know Jimmy can speak to some of the efficiencies around the initiatives that we have going on in the system and where they stand today on things like the table-side payment, the table-side drink ordering and other procedures.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Yeah. Please allow me to add something in Japanese. Ben is going to translate. [Foreign Language] (00:25:54-00:26:17)

<A – Ben Porten – Kura Sushi USA, Inc.>: As Steve mentioned, the most important projects in our immediate initiative pipeline would be the table-side payment and touch panel drink ordering. We think that this will be – this will meaningfully reduce the amount of work that servers are required to do. That’s allowing us to increase our labor efficiency. In terms of margin growth, this is – we think this is our largest opportunity as well, simply because the margin growth we’ve seen in the last quarter is driven by sales leveraging. And as we can turn tables more rapidly and serve more guests per day, we think this is going to be a meaningful comp driver, especially in our mature stores.

<Q – Andrew Strelzik – BMO Capital Markets Corp.>: Yeah. That makes sense. And then, if I could just squeeze one more in, I’m just curious kind of as you look at the volume recovery, the strength of the performance of some of the new units – and maybe it’s too early. Maybe it’s just not enough data points yet across the number of locations you’d like to see. But I’m just curious if you think the economic model for new units that you had kind of laid out over the last couple of years, do you still think that’s the right way to think about the new unit performance or do you think maybe we’re in a better place now than we have been? I obviously understand the inflationary environment, but just kind of thinking about some of the comments and wondering how you think about that. Thanks.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Sure. Yeah. I think...

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Go ahead.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: [indiscernible] (00:27:42) Jimmy.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Okay. I’ll speak a little bit. [Foreign Language] (00:27:48-00:28:08)

<A – Ben Porten – Kura Sushi USA, Inc.>: Before answering the question, we just wanted to mention this is sort of in parallel with volume recovery. But we’ve been so encouraged by the tremendous volumes that we’ve seen, particularly in our new markets like Bellevue, Fort Lee and Troy. We think there’s clear an indication as ever that the portability of our concept is extremely strong and that the appeal is nationwide.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:28:33-00:28:58)

<A – Ben Porten – Kura Sushi USA, Inc.>: In terms of the reasons that we think that we’ve seen such success in our new store openings for fiscal 2021, the first would be that we’re taking a more data-driven approach to our site selection. And with every new unit that we’re opening, that improves our dataset, especially because we have relatively small system base. And so, our analysis becomes more and more sophisticated with each store opening. Our marketing teams and opening teams have also done excellent work in terms of ensuring that every opening is absolutely up to our quality standards.

<Q – Andrew Strelzik – BMO Capital Markets Corp.>: Good. Thank you for the thoughts and congrats again.

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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<A – Steve Benrubi – Kura Sushi USA, Inc.>: Thank you.

Operator:  Our next question comes from the line of Jeremy Hamblin with Craig-Hallum Capital Group. Please proceed with your questions.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Thanks and congrats on a great job. I wanted to come back to menu pricing and kind of check for a second here. So, you definitely have great relative value. I think that’s why you haven’t seen a ton of pushback. In terms of the average check for Q – kind of quarter-to-date FY 2022 versus two years ago, where is average check today versus two years ago?

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Yeah. So, hey, Jeremy. This is Steve. I guess I’ll start by speaking about some of the reason that we’re quite encouraged about the reception or continued reception by our customers after the pricing change is looking at sequential performance against 2019, the month of August, we were high single-digit positive overall. And then, when the price increase went into effect, we followed that with two months of almost 19% in September and north of 20% in October. And so, we’re clearly outpacing the change in the pricing with the sequential further growth in the comps. Beyond that, the statistics around check and traffic and so forth, we’ll be in a better position at the end of the quarter to provide a more comprehensive analysis of those components. But we’re feeling very good about our customers still being there strongly no matter what, given what we’ve seen in comps since the move in price.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Fair enough. Maybe I can ask a slightly different question then to get some kind of relative performance. So, if California in Q4 was down 6.8%, Texas up plus 17.2%, where do those markets stand quarter-to-date, just trying to get a sense for how California is trending?

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Sure. Texas...

[indiscernible] (00:31:57)

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Yeah. And Texas continues to be the strongest market overall. But California, that down 6.8%, you may recall, the first half of June, we were still dealing with dining capacity restrictions in the restaurants. And so, we were running low single-digit negative in California the last couple of months of Q4. In Q1, we moved immediately to low double-digit positive in California in both September and October. And then, in Texas, we’re talking about north of 25% comp performances in each of those two months. And so, so really we’re very pleased with the trend move and just on an absolute basis, what’s happening there. And again, those are against the 2019 numbers, just to be clear, on the comps.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Right, got it. Awesome. In terms of your other operating costs, so you saw pretty significant sequential growth. Obviously, revenues grew 51% sequentially, and I think your other operating costs grew 33% sequentially. I wanted to get a sense for – your business model’s changed a little bit. You have more off-premises business. But in addition to that, we’ve also seen things like utility costs are up quite a bit, just other areas. Wanted to get a sense for how you are thinking about those other operating costs, that line item, kind of...

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Sure.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: ...if we look at 2022. Where do you expect that to kind of normalize as kind of a range?

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Kura Sushi USA, Inc.	KRUS	Q4 2021 Earnings Call	Nov. 11, 2021
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<A – Steve Benrubi – Kura Sushi USA, Inc.>: Sure. I’ll speak to – maybe it talks a little bit to the earlier question on the economic model side as well. And we’ve – throughout the pandemic and through the recovery that we’ve seen thus far, there’s nothing in it that tells us we can’t get back to the kind of pre-pandemic type restaurant economics that this business succeeded with. And if you look at the comp performance recovery and what’s happened here in the first quarter – again, I’m always going to caution that it’s early indications. But those early indications are pretty encouraging to us in terms of what we can take the business in terms of overall restaurant volumes to on a go-forward basis. With those types of numbers, it’s pretty easy to [ph] tell or see (00:34:34) that the overall restaurant volumes would be growing.

And then, also on the labor and COGS side, both areas, we thought there was strong progress sequentially where we got – on an adjusted basis, we got labor down about 200 basis points from the prior quarter to where it’s now, 34.3% of sales. COGS was 30.8% of sales. Other costs, yes, there’s inflation, but they start from a much lower base portion of our costs once you got outside of the prime area. And we considered that when we made our overall pricing move to both offset the impact of those and be able to continue leveraging restaurant economics the way we want to get to and also staying a very high value concept within our space. And so far, we feel like we’re accomplishing that.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Last one just...

<A – Ben Porten – Kura Sushi USA, Inc.>: And if I can just add on the off-premises that you’ve asked about, Jeremy...

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Yeah.

<A – Ben Porten – Kura Sushi USA, Inc.>: So, typically the two incremental costs associated with growth in off-premises would be packaging costs and then delivery costs. For us, our packaging costs are basically offset because with any off-premises order, there is no disposal, whereas for in-store dining, we typically have a 3% to 4% [ph] plate (00:35:58) disposal rate. And so, that’s not a margin pressure there. And then, in terms of delivery cost, we’re – our business is almost entirely pick-up and we’re not subsidizing any of the delivery fees if a guest does opt for delivery. And so, that’s not a cost pressure either.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Great. Then, just one clarifying question on the menu pricing, what is your current food cost inflation rate? I think that the 30.8% in Q4 is actually the lowest food and beverage costs you’ve ever had in any quarter. And I would think maybe with the price increase that you’re probably tracking slightly below 30% food and beverage costs now.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Yeah. I’ll give a little more color on the 30.8% is that our sales mix by geography normalized a little more in the fourth quarter as well once California came fully back online with 100% indoor dining capacity. Our pricing on average is higher in California than the Texas market, for instance, because of a much different labor environment. And so, if you were to look at California restaurant P&Ls overall, you’re going to see a better COGS number and you’re going to see higher labor spend. It’s just a fact of doing business here. And so, as more and more of our sales now have gotten back to California, and that’s more normal for us, that did help the move in COGS as a percent of sales.

In terms of current rates, I’m just going to fall back again on the high-single price move that we made. We’re very pleased with how that’s helping us offset the impact of costs. And we’re also well aware that there can be shifts that happen very quickly from month to month in food. Now, we do have a very diverse menu, as you know. Our top five commodities are around only 25% combined of our total food costs. So, that diversification helps us. But when things like labor or freight, which are going to be a factor for almost all of the food that comes in, and other macro factors, it can

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move potentially significantly. And we just feel like we’re going to have better visibility to where the food cost situation is down the road and maybe be able to give some more granularity around future expectations after that.

<Q – Jeremy Hamblin – Craig-Hallum Capital Group LLC>: Okay. Thanks. Thanks for that color, guys. Best wishes.

<A – Ben Porten – Kura Sushi USA, Inc.>: Thanks, Jeremy.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Thank you, Jeremy.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Thanks.

Operator:  And our next question comes from the line of Sharon Zackfia with William Blair. Please proceed with your questions.

<Q – Matt Curtis – William Blair & Co. LLC>: Hi. It’s Matt Curtis on for Sharon. I have a question on overall restaurant-level margins. If you look at restaurant-level margins, where you are now versus where you were pre-pandemic, I think you had adjusted restaurant-level margin of about 20% in fiscal 2019. I’m curious as to how much of a gap you think you can close in fiscal 2022.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: I’ll maybe reiterate our thoughts, but we don’t see any reason why we can’t completely recover back to the kind of restaurant-level margins that we had in the business pre-pandemic. What clouds the future maybe a little bit – or we want to hold on to and see some more experience is a little bit of the opaque nature of the cost environment in both food right now and to some degree in labor now.

And while we’re pleased with where things are going – we feel very good about the progress we made to get to the 16.4% margin in Q4 in spite of the fact that the first half of June had a very constrained California still in terms of indoor dining capacities, as well as, as I mentioned, a lot of new labor coming onboard and some learning curves and efficiency building that needs to happen with some of our newer team members. Putting that in context, we think getting to that 16.4% was a very significant and positive move, and obviously, narrowing in quickly on what our historical best was. But we’re just not at a point where we think it makes sense to try to predict specific dates or times when we get back to that historical level, but we’re very confident it’s there for us to achieve.

<A – Ben Porten – Kura Sushi USA, Inc.>: Just as a reminder, the...

<Q – Matt Curtis – William Blair & Co. LLC>: [indiscernible] (00:40:56).

<A – Ben Porten – Kura Sushi USA, Inc.>: ...restaurant-level operating profit margin for the prior quarter was 5.8%. And so, the 16.4% that we saw in Q4 was tremendous growth really driven by the increased sales leveraging, and we’ve been very encouraged by the revenue that we’re seeing quarter-to-date.

<Q – Matt Curtis – William Blair & Co. LLC>: Okay, understood. Thanks. Following up, I guess, on the labor and commodity inflation, understanding you’ve just taken pricing which is helping to offset that, could you also talk about other ways you may have been mitigating this either through the optimization of the of the conveyor belt offerings or anything else?

<A – Steve Benrubi – Kura Sushi USA, Inc.>: I’ll start with a couple areas. We’ve talked about the support infrastructure additions that we made, and none more important than some of the leadership we have like in the COO role, where Sean came onboard a couple of months ago and he’s been heavily engaged with our supply chain folks around opportunities for – as we become a bigger business and doing more volumes, how we can leverage that into some of our costing and

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other term structures on food. We have the initiatives around table-side payment and table-side drink ordering that can really allow our teams to focus on customer service and the Kura experience, other elements of it for our customers and the restaurant that we think are going to help us going forward.

And then, also from a training perspective, another area where we put some more investment at the support center line is in training programs for our team members to enhance their efficiency and customer service. And so, there’s a lot of things going on at the same time that are pointed toward we’re driving more efficiency in the business. And frankly, this is a brand that historically – when you think about the level of back-of-house robotics that have been deployed and how much this is a system based upon years of experience in Kura Japan that’s been very efficiently developed, we might not have had a whole lot of low-hanging fruit, so to speak, for efficiencies. But we’re always looking to continuously improve a number of the things I just mentioned as examples.

<Q – Matt Curtis – William Blair & Co. LLC>: Okay, got it. And then, on your G&A guidance for fiscal 2022, I was hoping you could break out the components of the dollar increase in G&A. It sounds like it includes technology investments and things like table-side payment and drink ordering and other things. I was wondering if you could perhaps separate that from the core G&A dollar growth you’re seeing next year.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Yeah. I’ll speak to the things that really – the few pieces that if you put them together, it’s the vast majority of what is happening there, and it does start with people. When it comes to the leadership side of the business, in addition to Sean coming on as COO, Arlene, our Chief People Officer, joined the company just recently. And we also brought onboard a Director of IT, whereas that function – we have managed it historically through almost all of our support coming from third-party service organizations. And we’ve reached a scale where we believe it’s time that we build our own IT skill set in-house. And so, we hired that and have intention to bring on a couple of staff members to help support IT under that director as well.

And then, there have been some investments that were made late in fiscal 2021 in people that have already been showing signs of paying strong dividends for us. And that’s in the recruiting area, where we brought on a few more team members for restaurant-level recruiting, and also in the store opening area, where we brought on a whole additional store opening team. Because when we get to the point now where we’re talking about opening 8 to 10 restaurants, we really need two teams working concurrently there. And you saw the benefit of those additions in how well we’ve been able to staff our restaurants. From the June 15 so-called reopening of California when it got to 100% up to now, the kinds of sales recovery and comp store sales we’re talking about through October simply couldn’t have happened without us having a strong staffing level at almost all of our restaurants. And those recruiting folks and those opening team people have been tremendously contributive to making that happen.

And then, when you put alongside some of the people costs, there’s things like travel that go along with that, getting out to the restaurants again when during the COVID area, there’s just frankly wasn’t nearly as much of that happening. There’s some things that come along with our scale of growth like insurance costs, D&O and other programs, where some of those costs increased as well. And then, also as we’ve hired on people in the organization to provide support for a more aggressive growth plan, recognizing we’re now a bigger business, the span of responsibility in some positions becomes a bigger thing. And so, the hiring rates you have to bring people on can be different from what you may have been when the company was half this current size. So, I think those – if you put those elements together, that pretty much comprises the lion’s share of what’s changing in G&A, and we’re just getting ahead of supporting our business, so that we make sure we grow smart.

<Q – Matt Curtis – William Blair & Co. LLC>: Okay. So, I guess would it be...

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<A – Steve Benrubi – Kura Sushi USA, Inc.>: And then, just a final point...

<Q – Matt Curtis – William Blair & Co. LLC>: Yeah, sorry. Go ahead.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: ...if you don’t mind is that we really do look at what we’ve done with these additions to the team is something that can serve us for a multi-year period. And so, there’s always going to be growth in G&A on an absolute dollar basis in a growing business. But we feel like the fiscal 2022 additions I’ve talked about here, that should be followed by more nominal growth – or a more modest growth certainly in the G&A in the next several years, because we’ve really positioned ourselves with a team that can handle things for a while.

<Q – Matt Curtis – William Blair & Co. LLC>: Okay. I think I understand. Thanks very much and good luck going forward.

<A – Steve Benrubi – Kura Sushi USA, Inc.>: Thank you.

Operator:  And our next question comes from the line of George Kelly with ROTH Capital Partners. Please proceed with your question.

<Q – George Kelly – ROTH Capital Partners LLC>: Hi, everybody, and congrats again on the successful quarter and all the momentum you’re seeing. Just to follow up on the prior question, so with all this sort of infrastructure that you’re building, this G&A infrastructure, when you look at 8 to 10 restaurants this year is a jump, and I know that there’s a real sort of timing issue with signing a lease and constructing the restaurant and everything. But with your infrastructure now in place, do you feel like you’re in position where if you look out a couple of years, are you – do you have the team in place now to move quite a bit faster even in that 8 to 10 in future periods?

<A – Jimmy Uba – Kura Sushi USA, Inc.>: Okay. [Foreign Language] (00:48:25-00:48:59)

<A – Ben Porten – Kura Sushi USA, Inc.>: We wanted to mention that, as Steve has mentioned, the G&A investments that we’re making now are really investments that are going to serve us for multiple years. In regards to the 8 to 10 restaurants that we have for this pipeline, over the last fiscal year, we’ve really made meaningful additions to our construction team, real estate team. They’ve grown tremendously both in terms of talent and just additional members. And given like the lead time for an opening, as you’d mentioned, the investments that we make now are what’s going to allow us to have that much bigger of a pipeline in coming years.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:49:42-00:50:02)

<A – Ben Porten – Kura Sushi USA, Inc.>: And then, the opening teams line item also falls under G&A, and by growing our opening team and having two opening teams, we’ll now be able to open stores in parallel. And so, this is also something that – it wasn’t just something that was useful for us in the preceding year. It’s going to serve us very well for the coming years.

<Q – George Kelly – ROTH Capital Partners LLC>: Okay. Okay, great. And then, next question again on your new store openings. With the success you’ve seen – I see wait times sometimes over 200 minutes or 300 minutes even at some of your new stores. Does that cause you to rethink the size of your store at all? And so, obvious sort of question is could your stores be bigger? But are there any other kind of format changes that you’re contemplating on this next batch of stores?

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:50:59-00:51:18)

<A – Ben Porten – Kura Sushi USA, Inc.>: So, we’re always looking to what’s been particularly successful with any new given – any new store opening and we want to keep a flexible format generally going forward. But it’s not a simple one-to-one relationship between a larger store size

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and its earning ability. Just as an example, Fort Lee, which has done tremendously well, is quite small.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:51:50-00:52:23)

<A – Ben Porten – Kura Sushi USA, Inc.>: So, we’re – as always, we’re really going to be approaching this on what’s best for that specific market. Just as an example, with the recent Stonestown opening, that was a location we’ve been looking at for several years. We were very confident that we’d be able to draw a ton of traffic. And with compelling rent, we were open to opening a larger store. We’re always thinking holistically in terms of the return on investment. And we meet periodically as the Strategy and Development Committee, and when it’s appropriate, we are open to opening larger stores.

<Q – George Kelly – ROTH Capital Partners LLC>: Okay.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:52:58-00:53:33)

<A – Ben Porten – Kura Sushi USA, Inc.>: And we’ve always thought of our sort of flexible real estate footprint as a huge competitive advantage by not having a set size or a set box shape. We never preclude ourselves from entering a potentially excellent space simply because it doesn’t fit, whatever, minimum 5,000 square foot criteria. And so, we never want to cut ourselves off from tremendous opportunities, especially just given how much whitespace that we have.

And to circle back to your earlier comment about the wait times, we are – that’s one of the reasons the table-side payment is such a high priority for us. We really think that this is going to be very meaningful in terms of reducing wait times and allowing us to serve more guests. And the wait times also do inform our infill strategy. If the wait times are particularly high, then that market would be elevated in terms of priority.

<Q – George Kelly – ROTH Capital Partners LLC>: Okay, okay. Thank you. And then, last question from me, different topic. You mentioned so that – you were just talking about some of the tech enhancements that are more near-term in nature like table-side payment and beverage ordering and other things. As you look longer term, I think you mentioned in your prepared remarks new kitchen sort of automation or robotics or something. And so, I was just curious if you could talk about other maybe call them pain points or points of friction where you think technology – places you’re investing now might have more of an impact if you look two, three years out from now.

<A – Jimmy Uba – Kura Sushi USA, Inc.>: [Foreign Language] (00:55:12-00:55:36)

<A – Ben Porten – Kura Sushi USA, Inc.>: So, one example of a technology that we’re planning on bringing over from the parent, pending that ETL and NSF certification, would be – it’s sort of a robot that helps like fully automate the dishwashing process. It moves all the plates from the trough that collects the plates and directly places them into the dishwasher. And so, really all that the employees need to do is just grab the clean plates, and it’s not something you ever need to think about again.

This is particularly important because if you’re not able to keep up, that does limit your throughput. You always need clean plates to continue to serve guests. And dishwashers are actually one of the harder positions to staff and they’re an extremely critical position for the exact reason that I mentioned that they sort of limit your throughput. And so, we’re particularly excited about that one. But looking at the near-term, the table-side payment and the touch panel drink ordering are the ones that are closest to full rollout.

<Q – George Kelly – ROTH Capital Partners LLC>: Okay. Thank you.

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<A – Jimmy Uba – Kura Sushi USA, Inc.>: Thank you, George.

Operator:  And we have reached the end of the question-and-answer session, and also we have reached the end of the conference as well. Therefore, you may disconnect your lines. Thank you and have a good day.

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